COMPANY NUMBER:

THE COMPANIES (GUERNSEY) LAWS 1994 to 1996

COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

CRYPTOLOGIC LIMITED

1. The name of the Company is **CRYPTOLOGIC LIMITED**.

2. The registered office of the Company will be situate in Guernsey.

3. The objects for which the Company is established are:

(1) To carry on business as a general commercial company.

(2) To carry on business as an investment and property company.

(3) To carry on anywhere as a trading, trust, finance, agency and manufacturing company and generally to undertake all kinds of investment, trading, manufacturing and other operations.

(4) To act as trustees, liquidators, executors, administrators, managers, receivers, fiduciaries, directors, secretaries, officers, attorneys or agents anywhere.

(5) To purchase or acquire any estate or interest and hold, use, deal or trade in, whether with a view to profit or not and by any means, property and rights of all kinds, real or personal, movable or immovable, legal or equitable, and to hold any such property and rights in the name of the Company or its nominees and to exercise and enforce all rights and powers as owners and to develop any such property or rights.

(6) To prepare any property of the Company for building or other purposes and to construct, alter, demolish and improve buildings and lands and to enter into contracts and arrangements of any kind with any person and to undertake the management of property, buildings and lands, whether belonging to the Company or otherwise.

(7) To advance, deposit or lend money, securities and/or property to any person on any terms and to hire, lease or sell goods of every description, whether under hire purchase or on deferred payment or any other terms.

(8) To borrow or raise money in any manner and to secure the repayment of any money borrowed, raised or owing by security interest, assignment, charge, hypothecation, pledge, mortgage or other encumbrance on all or any of the property or rights of the Company, whether present, future, vested or contingent including (without limitation) uncalled capital of the Company.

(9) To guarantee, assure or become liable for, or to indemnify against, any loss, damage or obligation of any person of whatever kind, whether or not connected or associated in any manner with the Company (including, without limitation, any holding or subsidiary company of the Company and any subsidiary of any such holding company) and whether or not having objects similar to those of the Company, and whether or not for direct or indirect consideration, benefit or advantage, including (without limitation) to guarantee the payment and repayment of capital and principal of, and dividends, interest or premiums payable on, any stock, shares or securities of any company, whether in any way associated with the Company or not and whether having objects similar to those of the Company or not and generally to transact all kinds of guarantee and indemnity business and, in connection with or in support of any such arrangements, to grant a security interest over, assign, charge, hypothecate, mortgage, pledge or otherwise encumber all or any of the undertaking and property of the Company (including uncalled capital) and to enter into any contracts or other transactions in relation to any such arrangements.

(10) To accept payment for any property, right or undertaking sold or disposed of or dealt with by the Company either in cash or in shares or other securities, whether with or without deferred or preferred rights or in debentures, securities or mortgages or in any other manner.

(11) To issue and deposit any shares or securities which the Company may issue, by way of assignment, security interest, charge, hypothecation, pledge or mortgage to secure any sum less than the nominal amount of such shares or securities (if a nominal amount exists) and also by way of security for the performance of any obligations or liabilities of the Company or any person, whether or not the Company has an interest in such person or his business.

(12) To accumulate capital for any of the purposes of the Company and to appropriate any property or rights for specific purposes, conditionally or unconditionally, and to allow any person having dealings with the Company to share in the Company's profits or any other advantages or benefits.

(13) To pay all or any expenses incurred in connection with formation and promotion of the Company or to contract with any other person to pay the same, and to pay commissions to brokers and others for underwriting, placing, selling or guaranteeing the subscription of any shares or securities of the Company or any other entity promoted by the Company.

(14) To enter into arrangements with any state, government or authority, whether national, local or otherwise, and to obtain from any such body all rights, concessions or

privileges conducive to the Company's objects and to oppose the grant to any other person of similar rights, concessions and privileges.

(15) To make gifts to any persons, in such circumstances and whether of cash or other property or rights, as may be considered directly or indirectly conducive to any of the Company's objects or otherwise expedient and, in particular, to remunerate any person introducing or doing business to or with the Company.

(16) To subscribe or guarantee money for charitable or benevolent objects and to aid in the establishment and support of any association for the benefit of persons at any time employed by, or having dealings with, the Company, or the dependants or families of such persons and to establish and support any association, institution, fund or trust to benefit employees of the Company (including directors) and their respective dependants and families at any time and to grant pensions and allowances and to make payments towards insurances for the purpose of indemnifying the Company in respect of claims for any risks or accidents to any officers or employees of the Company, whether in the course of their respective employment or not, and to pay premiums on any such insurances, including (without limitation) against illness, accident or death or for any other purpose.

(17) To draw, make, accept, endorse, issue, discount and execute documents, deeds, agreements, arrangements, cheques, promissory notes, bills of exchange and lading, warrants, securities, debentures and all other negotiable and transferable instruments or transactions whatsoever.

(18) To enter into any joint ventures or arrangements or agreements for sharing profits with any persons.

(19) To distribute *in specie* among the Company's members, by way of dividend or bonus or on a return of capital, any property or rights of the Company or any proceeds of sale.

(20) To effect insurances and re-insurances against risks of every description, whether for the Company or any other person.

(21) To amalgamate with any other company whose objects are or include objects similar to those of the Company, whether by sale or by purchase (for fully paid or partly-paid shares or otherwise) of the undertaking or by sale or purchase (for fully paid or partly-paid shares or otherwise) of all, or a controlling interest in, the shares of the Company or any such other company or partnership or any arrangement in the nature of partnership or in any other manner.

(22) To procure the Company to be recognised or registered anywhere and to carry on all or any part of the Company's business anywhere, whether or not the Company has established an office or is so recognised or registered and as principals, agents, constructors, trustees, nominees or otherwise and by or through such persons and either alone or in conjunction with others.

(23) To do all such other things as the Company may think incidental to, or connected with, any of the above objects or conducive to their attainment or otherwise likely in any respect to be advantageous to the Company.

And it is hereby declared that the word "person" in this Memorandum (except in reference to the Company) shall include any individual, partnership or other body of persons, whether incorporated or not, and including (without limitation) any government, state or authority and, further, that the objects specified in each of the above paragraphs shall be treated as independent and, accordingly, in no way limited or restricted by reference to, or inference from, any other paragraph in this clause or from the name of the Company and may be carried out as fully and construed as widely as if each paragraph defined the objects of a separate and independent company.

4. The liability of the Company's members is limited to the amount (if any) for the time being unpaid on the shares held by each of them respectively.

5. The share capital of the Company comprises:

1 preferred share of no par value designated as the "Special Voting Share" (the "**Special Voting Share**"); and

an unlimited number of ordinary shares of no par value.

6. The Company has power to:

(a) increase or reduce its share capital and attach to any shares in the initial or increased or reduced capital any preferred, deferred, qualified or special rights, privileges and conditions or to subject any such shares to any restrictions or limitations;

(b) consolidate or sub-divide all or any of its shares into shares of a larger or smaller denomination; and

(c) issue shares of no par value.

7. The rights for the time being attached to any shares in the initial, increased or reduced capital of the Company and to any shares having preferred, deferred, qualified or special rights privileges and conditions, may be altered or dealt with in accordance with the provisions of the Company's articles of association for the time being.

8. Shares in the Company's capital shall be paid for according to the terms of allotment or by calls, as the Company's board of directors shall think fit.

9. Shares in the capital of the Company may be issued in payment or part payment of the purchase consideration for any property purchased by the Company, or in consideration of any services rendered to the Company by any person in assisting the Company to carry out any of its objects, and for shares so issued, no cash payment shall be made to or be required by the Company, save in so far as may be required by the terms under which any of such shares may be issued.

10. The signature of the Company shall be:

(a) **"CRYPTOLOGIC LIMITED"** with the addition of the signature(s) of one or more person(s) authorised, generally or specifically, by the Company's board of directors for such purpose; or

(b) the common seal of the Company (or any official seal or securities seal which the Company may have or be permitted to have under applicable laws and/or the Company's *articles of association*) duly affixed and countersigned (as the case may be) by such person(s) as the Company's board of directors may, at any time, authorise in that behalf.